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                                                                  EXHIBIT 4.4


                            PARENT SUPPORT AGREEMENT


         This AGREEMENT is made as of the 23rd day of October, 2000, by and between Cubist Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 24 Emily Street, Cambridge, Massachusetts ("Parent"), and C&T Acquisition Corporation, a corporation duly organized under the laws of the Province of British Columbia, Canada, and a wholly-owned subsidiary of Parent ("Acquisition Sub").

         WHEREAS, Parent, Acquisition Sub, Target, and the Shareholders' Representative have entered into an Acquisition Agreement (the "ACQUISITION AGREEMENT"), pursuant to which all of the outstanding shares of Company Stock shall, without any action on the part of the holders thereof, be deemed to be transferred to the Acquisition Sub in exchange for Exchangeable Shares issued by the Acquisition Sub (the "Exchangeable Shares) or shares of Parent Common Stock issued by Parent;

         WHEREAS, the plan of arrangement sets forth the special rights and restrictions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares; and

         WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby Parent will take certain actions and make certain payments and deliveries necessary to ensure that Acquisition Sub will be able to make certain payments and to deliver or cause to be delivered shares of Parent Common Stock in satisfaction of the obligations of Acquisition Sub under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices all in accordance with the Exchangeable Share Provisions.

         NOW THEREFORE, in consideration of the respective covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1      DEFINED TERMS.

         Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions,



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unless the context requires otherwise.

1.2      SECTIONS AND HEADINGS.

         The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an article, section and paragraph refers to the specified article, section or paragraph of this Agreement.

1.3      NUMBER AND GENDER.

         Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4      DATE FOR ANY ACTION.

         If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                    ARTICLE 2
                     COVENANTS OF PARENT AND ACQUISITION SUB

2.1      FUNDING OF THE ACQUISITION SUB.

         So long as any Exchangeable Shares are outstanding:

         (a) Parent shall not declare or pay any dividend on Parent Common Stock unless (i) the Acquisition Sub shall have sufficient assets, funds and other property (including, where applicable, Parent Common Stock or other securities of Parent) available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions and (ii) the Acquisition Sub shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions;

         (b) Parent shall cause the Acquisition Sub to declare simultaneously with the declaration of any dividend on Parent Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on Parent Common Stock, cause the Acquisition Sub to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;



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         (c)   Parent shall advise the Acquisition Sub sufficiently in advance of the declaration by Parent of any dividend on Parent Common Stock and take all such other actions as are necessary, in cooperation with the Acquisition Sub, to ensure that the declaration date, record date and payment date for any dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on Parent Common Stock and such dates in respect of dividends on the Exchangeable Shares shall be in accordance with any requirement of the Exchangeable Share Provisions;

         (d) Parent shall ensure that the record date for any dividend declared on Parent Common Stock, Parent Common Share Reorganization or Capital Reorganization is not less than 10 Business Days after the declaration date for such dividend, Parent Common Share Reorganization or Capital Reorganization;

         (e) Parent shall take all such actions and do all such things as are necessary or desirable to enable and permit Acquisition Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Acquisition Sub, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Acquisition Sub to cause to be delivered shares of Parent Common Stock to the holders of Exchangeable Shares in satisfaction of the Liquidation Amount for each such Exchangeable Share, in accordance with the provisions of Article 4 of the Exchangeable Share Provisions;

         (f) Parent shall take all such actions and do such things as are necessary or desirable to enable and permit the Acquisition Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Acquisition Sub to cause to be delivered shares of Parent Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 5 or Article 6 of the Exchangeable Share Provisions, as the case may be.

2.2      SEGREGATION OF FUNDS.

         Parent will cause the Acquisition Sub to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable the Acquisition Sub to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will cause the



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Acquisition Sub to use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, in each case in accordance with the Exchangeable Share Provisions.

2.3      RESERVATION OF PARENT COMMON STOCK.

         Parent hereby represents and warrants that it has irrevocably reserved for issuance out of its authorized and unissued capital stock such number of Parent Common Stock as is equal to the number of Exchangeable Shares outstanding immediately following the Effective Date and all vested and unvested Replacement Options, as that term is defined in the Acquisition Agreement, which are unexpired and unexercised, and covenants that at all times in the future while any Exchangeable Shares or Replacement Options are outstanding it will keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Common Stock (or other shares or securities into which Parent Common Stock may be reclassified or changed) as is necessary to enable Parent and the Acquisition Sub to perform their respective obligations pursuant to this agreement, the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

2.4      NOTIFICATION OF CERTAIN EVENTS.

         In order to assist Parent to comply with its obligations hereunder Acquisition Sub will give, or cause the Transfer Agent to give, Parent notice of each of the following events at the time set forth below:

         (a) immediately, upon receipt by the Transfer Agent of a Retraction Request; and

         (b) as soon as practicable upon the issuance by the Acquisition Sub of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5      DELIVERY OF PARENT COMMON STOCK.

         In furtherance of the obligations of Parent under subsections 2.l(e) and (f) hereof, upon notice of any event that requires the Acquisition Sub to cause to be delivered Parent Common Stock to any holder of Exchangeable Shares, Parent shall forthwith deliver the requisite Parent Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as the Acquisition Sub shall direct. All such Parent Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens. In consideration of the delivery of each such share of Parent Common Stock by Parent, the Acquisition Sub shall issue Parent, or as Parent shall direct, such number of common shares of the Acquisition Sub as is equal to the fair value of such share of Parent Common Stock.



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2.6      QUALIFICATION OF PARENT COMMON STOCK.

         The parties intend that the Exchangeable Shares issued pursuant to the Plan of Arrangement and the shares of Parent Common Stock issued pursuant to the Plan of Arrangement and shares of Parent Common Stock issuable in exchange for the Exchangeable Shares will be issued in transactions (the "Contemplated Issuances") exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder ("Securities Act"); PROVIDED, however, in the event the Securities Act would require, as a condition precedent to any Contemplated Issuance, that the shares of Parent Common Stock to be issued by Parent be registered under the Securities Act (and that no exemption is then available from such registration statement), then, Parent shall file a registration statement on Form S-3 with the United States Securities and Exchange Commission covering such shares of Parent Common Stock to be issued by Parent.

2.7      TENDER OFFERS, ETC.

         In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Stock (an "Offer") is proposed by Parent or is proposed to Parent or its stockholders and is recommended by the Board of Directors of Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Parent, Parent will use all commercially reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Common Stock, without discrimination. Without limiting the generality of the foregoing, Parent will use all commercially reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Acquisition Sub (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.8      DUE PERFORMANCE.

         On and after the Effective Date, Parent shall duly and timely perform all of its obligations provided for in the Plan of Arrangement, including any obligations that may arise upon the exercise of Parent's rights under the Exchangeable Share Provisions.

2.9      ECONOMIC EQUIVALENCE.

         Parent hereby acknowledges that it will be bound by any determination of economic equivalence made by the Board of Directors pursuant to section 5.5 of the Plan of Arrangement or section 9.1 of the Exchangeable Share Provisions, where applicable.



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                                    ARTICLE 3
                                     GENERAL

3.1      TERM.

         This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as there are no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) held by any party, other than Parent and its Affiliates.

3.2      CHANGES IN CAPITAL OF PARENT AND THE ACQUISITION SUB.

         Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 hereof as a result of which either Parent Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3      SEVERABILITY.

         If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4      AMENDMENTS, MODIFICATIONS, ETC.

         This Agreement may not be amended or modified except by an agreement in writing executed by Acquisition Sub and Parent and approved by the holders of the Exchangeable Shares in accordance with section 8.2 of the Exchangeable Share Provisions.

3.5      MINISTERIAL AMENDMENTS.

         Notwithstanding the provisions of section 3.4, the parties to this agreement may without the approval of the holders of the Exchangeable Shares, at any time and from time to time, amend or modify this agreement in writing for the purposes of:

         (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;



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         (b)   making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Acquisition Sub and Parent, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

         (c) making such changes or corrections which, on the advice of counsel to Acquisition Sub and Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error herein, provided that the boards of directors of each of Acquisition Sub and Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6      MEETING TO CONSIDER AMENDMENTS.

         Acquisition Sub, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the articles of the Acquisition Sub and the Exchangeable Share Provisions.

3.7      WAIVERS ONLY IN WRITING.

         No waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8      ENUREMENT.

         This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and Permitted Assigns.

3.9      PARENT SUCCESSORS.

         Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer. sale, lease or otherwise) whereby all or substantially all its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, unless, but may do so if, such other person or continuing company (the "Parent Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto to be bound by the provisions hereof as if it were an original party



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hereto and to observe and perform all of the covenants and obligations of Parent pursuant to this agreement, in form satisfactory to the Acquisition Sub, acting reasonably.

         Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Parent with or into Parent, provided that such transaction complies with this section 3.9.

3.10     NOTICES TO PARTIES.

         All notices, requests and other communications between the parties hereunder shall be in writing and shall be deemed to have been given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by registered mail, return receipt requested or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers (or at such other address for either such party as shall be specified in like notice):

         (a)   if to Parent or Acquisition Sub at:

               Cubist Pharmaceuticals, Inc.
               24 Emily Street
               Cambridge, MA 02139
               Facsimile No.:    617-134-5592

               Attention: President and Chief Executive Officer

               with a copy to:

               Bingham Dana LLP
               150 Federal Street
               Boston, Massachusetts
               U.S.A.  02110
               Facsimile No.:  (617) 951-8736

               Attention: Julio E. Vega, Esq.
                          Matthew J. Cushing, Esq.

               Davis & Company
               2800 Park Place
               666 Burrard Place
               Vancouver, British Columbia V6C2Z7
               Facsimile No.:  604-687-1612

               Attention: Albert J. Hudec, Esq.

         All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii)




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if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

3.11     COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.12     JURISDICTION.

         This agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

3.13     ATTORNMENT.

         Each of Parent and Acquisition Sub agree that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of The Commonwealth of Massachusetts, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction.

                                    ARTICLE 4
                                   ASSIGNMENT

4.1      ASSIGNMENT

         Parent may assign all or a portion of its rights and obligations hereunder to an Affiliate of Parent (collectively the "Permitted Assigns" and either individually a "Permitted Assign") without the consent of Acquisition Sub, whereupon Acquisition Sub or Parent shall enter into a supplemental agreement reflecting such assignment, provided that Parent shall not thereby be released from such obligations.



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         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.


                                       CUBIST PHARMACEUTICALS, INC.


                                       By: /s/ Scott M. Rocklage
                                          -------------------------------------
                                           Name:  Scott M. Rocklage
                                           Title: Chairman of the Board, Chief
                                                Executive Officer and President

                                       C&T ACQUISITION CORPORATION


                                       By: /s/ Scott M. Rocklage
                                          -------------------------------------
                                           Name:  Scott M. Rocklage
                                           Title: Chief Executive Officer and
                                                  President